Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE

For Release: Immediate Contact: William E. Hitselberger (610) 397-5298

PMA Capital Reports Improved Second Quarter 2008 Results

Blue Bell, PA, July 31, 2008 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the second quarter and first six months of 2008:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2008	2007	2008	2007
Operating income	$4,583	$2,244	$11,566	$6,488
Realized investment gains (losses) after tax	(372)	(737)	1,915	(101)
Income from continuing operations	4,211	1,507	13,481	6,387
Loss from discontinued operations after tax	(188)	(1,016)	(2,627)	(2,550)
Net income	$4,023	$491	$10,854	$3,837

Diluted per share amounts:
Operating income	$0.14	$0.07	$0.36	$0.20
Realized investment gains (losses) after tax	(0.01)	(0.03)	0.06	(0.01)
Income from continuing operations	0.13	0.04	0.42	0.19
Loss from discontinued operations after tax	-	(0.03)	(0.08)	(0.07)
Net income	$0.13	$0.01	$0.34	$0.12

Vincent T. Donnelly, President and Chief Executive Officer commented, “PMA Capital produced another quarter of strengthened operating results.  We are pleased with our continued progress in profitably growing our insurance and fee-based businesses and improving our return on equity, while continuing to maintain our underwriting standards.”

Significant operating highlights at The PMA Insurance Group included:
•	The combined ratio improved by 2.1 points to 99.5% in the quarter and by 2.7 points to 97.2% year-to-date;
•
Pre-tax operating income, including a gain of $2.1 million from the sale of real estate, increased $3.5 million to $11.3 million in the quarter and increased $6.2 million to $25.0 million for the first six months of 2008;

•	Direct premium production, excluding premium adjustments and fronting premiums, increased modestly in the second quarter to $96.7 million and increased 2% during the first six months of 2008 to $243.3 million; and
•	Entering into a fronting arrangement in July, which we expect will favorably impact our underwriting results beginning in the third quarter.

Mr. Donnelly continued, “We continue to focus on growing our fee-based business.  Our fee-based business revenue increased $17.2 million to $32.7 million, which represented 13% of our total revenues for the first half of 2008, compared to 7% during the same period in 2007.  Organic revenue growth at PMA Management Corp. was 26% during the second quarter and 21% year-to-date.  Our current year growth was also due to the inclusion of Midlands, which contributed $6.4 million and $13.9 million of this revenue growth for the second quarter and first six months of 2008.  At the end of the quarter, we completed the acquisition of a company known for its expertise in providing risk management and third party administrator services to healthcare and public entity customers primarily in the Connecticut market, a geographic area in which we previously had little penetration.  We will operate this business as PMA Management Corp. of New England and expect to continue to grow this business which currently generates $6 million in annual revenues.”

The Company previously announced the execution of a definitive stock purchase agreement to sell its Run-off Operations and the filing of the Form A with the Pennsylvania Insurance Department.  PMA is assisting the buyer to ensure the Pennsylvania Insurance Department has the information it needs to review the transaction.

Income from continuing operations included the following after-tax net realized gains (losses):

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2008	2007	2008	2007
Net realized gains (losses) after tax:
Sales of investments	$(372)	$(119)	$1,933	$238
Change in fair value of debt derivative	-	(507)	-	(228)
Other	-	(111)	(18)	(111)
Net realized gains (losses) after tax	$(372)	$(737)	$1,915	$(101)

Segment Operating Results

Operating income, which we define as net income under accounting principles generally accepted in the United States (“GAAP”) excluding net realized investment gains (losses) and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income.

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2008	2007	2008	2007
Pre-tax operating income (loss):
The PMA Insurance Group	$11,341	$7,799	$24,960	$18,729
Fee-based Business	1,201	601	3,387	1,394
Corporate & Other	(5,424)	(4,893)	(10,435)	(9,988)
Pre-tax operating income	7,118	3,507	17,912	10,135
Income tax expense	2,535	1,263	6,346	3,647
Operating income	4,583	2,244	11,566	6,488
Realized investment gains (losses) after tax	(372)	(737)	1,915	(101)
Income from continuing operations	4,211	1,507	13,481	6,387
Loss from discontinued operations after tax [1]	(188)	(1,016)	(2,627)	(2,550)
Net income	$4,023	$491	$10,854	$3,837

1)	Effective in the fourth quarter of 2007, the Company reported the results of its former Run-off Operations segment as discontinued operations.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $11.3 million for the second quarter of 2008, compared to $7.8 million for the same period last year.  Year-to-date pre-tax operating income increased to $25.0 million, compared to $18.7 million for the first half of 2007.  During the second quarter of 2008, we sold a property that housed one of our branch offices in order to move into a more modern, leased facility.  This sale resulted in a gain of $2.1 million, which is included in other revenues.

Direct premium production was up during the second quarter and first six months of 2008, compared to the same periods last year.  We define direct premium production as direct premiums written, excluding premium adjustments and fronting premiums.  The following is a reconciliation of our direct premium production to direct premiums written:

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2008	2007	2008	2007

Direct premium production	$96,736	$96,316	$243,344	$239,705
Fronting premiums	2,113	14,936	10,256	33,337
Premium adjustments	370	(134)	(13,828)	(993)
Direct premiums written	$99,219	$111,118	$239,772	$272,049

Direct premiums written were $99.2 million and $239.8 million for the three and six months ended June 30, 2008, compared to $111.1 million and $272.0 million for the same periods last year.  Fronting premiums were $2.1 million and $10.3 million in the second quarter and first six months of 2008, compared to $14.9 million and $33.3 million for the same periods a year ago.  The declines in fronting premiums are the result of the termination of our agreement with Midwest Insurance Companies (“Midwest”) in March 2008.  We continue to earn commissions from the Midwest agreement and service the business previously written, but no additional business has been written or renewed since the termination date.  Excluding fronting business, we wrote $25.7 million of new business in the second quarter of 2008 and $60.4 million for the first half of 2008, compared to $25.6 million and $64.6 million during the same periods last year.  The increase in premium adjustments relates primarily to higher return premium adjustments which occurred in the first quarter of 2008.  These premium adjustments primarily reflect favorable loss experience on loss-sensitive products where the insured shares in the underwriting result of the policy.  Pricing on our workers’ compensation rate-sensitive business declined 7% during the first six months of 2008, compared to a 4% decrease during the first six months of 2007.  Our renewal retention rate on existing workers’ compensation accounts was 84% for both the second quarters of 2008 and 2007, and our renewal retention rate was 85% for the first six months of 2008 and 2007.

In July 2008, we entered into a fronting arrangement with Appalachian Underwriters, who will underwrite and service workers’ compensation policies using our approved forms and guidelines.  The business produced will be primarily located in the southeastern part of the United States.  We will retain approximately 10% of the direct premiums and related losses on this business.  We will also earn an administrative fee based upon the direct premiums earned under the agreement as well as fees for providing claims services on the business.  We expect that direct premiums written under the agreement will be between $20 million and $30 million on an annualized basis.

Net premiums written were $79.3 million and $193.2 million for the second quarter and first six months of 2008, compared to $81.8 million and $207.7 million during the same periods last year.  Ceded premiums written decreased in the second quarter and first six months of 2008, compared to the same periods in 2007, primarily due to lower premiums ceded under the Midwest agreement.  The year-to-date decline was partially offset by an increase in the amount of workers’ compensation business sold to captive accounts, where a substantial portion of the direct premiums are ceded.

For the second quarter and first six months of 2008, the combined ratios on a GAAP basis were 99.5% and 97.2%, compared to 101.6% and 99.9% for the same periods in 2007.

The improved loss and LAE ratios for both periods were primarily due to lower current accident year loss and LAE ratios, compared to 2007.  The year-to-date loss and LAE ratio also benefited from favorable development in our loss-sensitive business which resulted in the retrospective premium adjustments reflected in our first quarter results.  Our current accident year loss and LAE ratios benefited in 2008 from changes in the type of workers’ compensation products selected by our insureds.  Pricing changes coupled with payroll inflation for rate-sensitive workers’ compensation business were below overall estimated loss trends.  We estimated our medical cost inflation to be 6.5% in the first six months of 2008, compared to our estimate of 8% in the first six months of 2007.  This decline reflects a decrease in utilization as well as our enhanced network and managed care initiatives.

Commissions earned under our fronting agreements reduced the expense ratio for the first six months of 2008 by 0.9 points, compared to 0.6 points for the same period in 2007.  Although our agreement with Midwest was terminated, we continue to earn commissions on this business until the underlying policies expire.  The year-to-date expense ratio also benefited from reductions in premium-based state assessments.

Net investment income was $8.9 million in the second quarter of 2008, compared to $9.6 million in the prior year quarter.  For the first six months of 2008, net investment income was $18.0 million, compared to $19.1 million in the first half of 2007.  The decreases were due primarily to lower yields of approximately 40 basis points for the quarter and 30 basis points year-to-date.

Fee-based Business

Our Fee-based Business reported pre-tax operating income of $1.2 million for the second quarter of 2008, compared to $601,000 for the same period last year.  Year-to-date pre-tax operating income increased to $3.4 million, compared to $1.4 million for the first half of 2007.  The increases related primarily to the inclusion of Midlands Management Corporation’s (“Midlands”) results in 2008, which we acquired on October 1, 2007.

For the second quarter of 2008, total revenues increased to $16.1 million, up $8.3 million from the same period last year.  For the six months ended June 30, 2008, total revenues increased to $32.7 million, compared to $15.5 million for the first half of 2007.  Revenues from PMA Management Corp. increased 26% in the second quarter and 21% in the first six months of 2008, compared to the same periods last year.  Revenues resulting from our acquisition of Midlands accounted for the remainder of the growth.  The total increases in revenues primarily reflected higher claims service revenues of $5.7 million and commission income of $2.6 million for the quarter, and higher claims service revenues of $10.1 million and commission income of $6.9 million for the first half of the year.

As previously announced, on June 30, 2008, we completed the acquisition of Webster Risk Services, which we will operate as PMA Management Corp. of New England, Inc.  Beginning in the third quarter of 2008, we will report the operating results of PMA Management Corp. of New England, Inc. within our Fee-based Business segment.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $5.4 million during the second quarter of 2008, compared to $4.9 million in the second quarter of 2007.  Net expenses were $10.4 million during the first six months of 2008, compared to $10.0 million for the same period in 2007.  We incurred $655,000 in contract severance costs associated with the March 2008 retirement of an executive officer.

Discontinued Operations

Discontinued operations, formerly our Run-off Operations which consists of our former reinsurance and excess and surplus lines businesses, recorded after-tax losses of $188,000 and $2.6 million for the three and six months ended June 30, 2008, compared to after-tax losses of $1.0 million and $2.6 million for the same periods in 2007.  The loss for the first six months of 2008 was due to a charge in the first quarter for adverse loss development.

Financial Condition

Total assets were $2.5 billion as of June 30, 2008, compared to $2.6 billion as of December 31, 2007.  Assets of discontinued operations represented 13% of total assets at June 30, 2008, compared to 15% at December 31, 2007.  Shareholders’ equity was $380.6 million as of June 30, 2008, compared to $378.6 million as of December 31, 2007.  Book value per share was $11.92 at both June 30, 2008 and December 31, 2007.  During the first six months of 2008, the unrealized position on our available for sale fixed income portfolio decreased by $11.1 million, or 35 cents per share.  The unrealized position on our portfolio decreased as a result of higher long-term market interest rates and due to gains that we realized in 2008.  The decrease in the unrealized position was substantially offset by net income.  At June 30, 2008, we had $27.5 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

The insurance companies within The PMA Insurance Group had statutory capital and surplus of $352.1 million as of June 30, 2008, compared to $335.4 million as of December 31, 2007.  The PMA Insurance Group has the ability to pay $29.2 million in dividends during 2008 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of PMA Capital Insurance Company, PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary which is being reported as discontinued operations, was $37.8 million as of June 30, 2008, compared to $47.6 million as of December 31, 2007.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, August 1 to review our second quarter 2008 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-680-0860 (Domestic)	888-286-8010 (Domestic)
617-213-4852 (International)	617-801-6888 (International)
Passcode 30101283	Passcode 29167795

You may pre-register for the conference call using the following link:

www.theconferencingservice.com/prereg/key.process?key=PHV79DVKP

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 5 minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, August 1 until 11:59 p.m. Eastern Time on Monday, September 1.

Quarterly Statistical Supplement

Our Second Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that the Company’s actual results will not differ materially from those expected.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or revenues of our fee-based businesses;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•
our ability to effect an efficient withdrawal from and divestiture of the reinsurance business, including the sale of the entity and commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	our ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is extended beyond its December 31, 2014 termination date; and

•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(dollar amounts in thousands, except per share data)	2008	2007

Gross premiums written	$101,659	$115,258

Net premiums written	$79,146	$81,656

Revenues:
Net premiums earned	$102,920	$97,014
Claims service revenues	12,937	7,535
Commission income	2,631	-
Net investment income	9,040	9,951
Net realized investment losses	(572)	(1,134)
Other revenues	2,214	32
Total revenues	129,170	113,398

Expenses:
Losses and loss adjustment expenses	71,572	67,965
Acquisition expenses	19,524	18,759
Operating expenses	27,347	19,411
Dividends to policyholders	1,493	2,047
Interest expense	2,688	2,843
Total losses and expenses	122,624	111,025

Pre-tax income	6,546	2,373

Income tax expense:
Current	151	200
Deferred	2,184	666
Total income tax expense	2,335	866

Income from continuing operations	4,211	1,507

Loss from discontinued operations after tax	(188)	(1,016)

Net income	$4,023	$491

Earnings per share:

Basic:
Continuing Operations	$0.13	$0.05
Discontinued Operations	-	(0.03)
	$0.13	$0.02

Diluted:
Continuing Operations	$0.13	$0.04
Discontinued Operations	-	(0.03)
	$0.13	$0.01

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30,
(dollar amounts in thousands, except per share data)	2008	2007

Gross premiums written	$245,200	$279,822

Net premiums written	$192,929	$207,393

Revenues:
Net premiums earned	$188,516	$190,853
Claims service revenues	24,889	15,200
Commission income	6,912	-
Net investment income	18,475	19,705
Net realized investment gains (losses)	2,946	(156)
Other revenues	2,360	139
Total revenues	244,098	225,741

Expenses:
Losses and loss adjustment expenses	131,494	133,884
Acquisition expenses	34,216	37,538
Operating expenses	49,680	35,012
Dividends to policyholders	2,375	3,669
Interest expense	5,475	5,659
Total losses and expenses	223,240	215,762

Pre-tax income	20,858	9,979

Income tax expense:
Current	151	200
Deferred	7,226	3,392
Total income tax expense	7,377	3,592

Income from continuing operations	13,481	6,387

Loss from discontinued operations after tax	(2,627)	(2,550)

Net income	$10,854	$3,837

Earnings per share:

Basic:
Continuing Operations	$0.42	$0.20
Discontinued Operations	(0.08)	(0.08)
	$0.34	$0.12

Diluted:
Continuing Operations	$0.42	$0.19
Discontinued Operations	(0.08)	(0.07)
	$0.34	$0.12

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(dollar amounts in thousands, except per share data)	2008	2007
Assets:
Investments:
Fixed maturities available for sale	$730,466	$728,725
Short-term investments	59,785	78,426
Total investments	790,251	807,151

Cash	10,557	15,828
Accrued investment income	5,762	5,768
Premiums receivable	215,030	222,140
Reinsurance receivables	817,182	795,938
Prepaid reinsurance premiums	21,414	32,361
Deferred income taxes, net	117,983	118,857
Deferred acquisition costs	38,739	37,404
Funds held by reinsureds	46,980	42,418
Intangible assets	30,013	22,779
Other assets	125,533	105,341
Assets of discontinued operations	317,189	375,656
Total assets	$2,536,633	$2,581,641

Liabilities:
Unpaid losses and loss adjustment expenses	$1,240,224	$1,212,956
Unearned premiums	219,643	226,178
Debt	129,790	131,262
Accounts payable, accrued expenses
and other liabilities	193,342	195,895
Reinsurance funds held and balances payable	31,947	39,324
Dividends to policyholders	5,459	5,839
Liabilities of discontinued operations	335,633	391,603
Total liabilities	2,156,038	2,203,057

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	111,754	111,088
Retained earnings	145,638	136,627
Accumulated other comprehensive loss	(17,743)	(6,663)
Treasury stock, at cost	(30,144)	(33,558)
Total shareholders' equity	380,595	378,584
Total liabilities and shareholders' equity	$2,536,633	$2,581,641

Shareholders' equity per share	$11.92	$11.92